Exhibit 97.1

AMENDED AND RESTATED

COMPENSATION RECOVERY POLICY OF

PACTIV EVERGREEN INC.

(Adopted July 31, 2023)

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Pactiv Evergreen Inc. (the “Company”) has adopted this Compensation Recovery Policy (this “Policy”) in compliance with the requirements of Nasdaq Stock Market (“Nasdaq”) Rule 5608.

Section 1. Recovery of Erroneously-Awarded Compensation. The Company shall recover reasonably promptly from each Covered Executive the amount of such Covered Executive’s Erroneously-Awarded Compensation if the Company is required to prepare a Triggering Restatement.

Section 2. Exceptions to Recovery Requirement. Section 1 shall not apply to the extent that a majority of the independent members of the Board (or, if the Committee consists solely of independent directors at the time of such determination, then the Committee) determines that (x) the otherwise required recovery would be impracticable and (y) either of the following two conditions is satisfied:

(a)
Excessive Expense. The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided, that the Company makes a reasonable effort to attempt such recovery, documents such reasonable attempt and provides such documentation to Nasdaq.

(b)
Tax Qualification. Such recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of either Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder.

Section 3. Exempt Compensation. Notwithstanding anything the contrary herein, the Company shall have no obligation to seek recoupment of Exempt Compensation paid to a Covered Executive.

Section 4. Prohibition on Indemnification. The Company shall not, directly or indirectly, indemnify any Covered Executive against losses incurred in connection with the recovery of Erroneously-Awarded Compensation, including through the payment of insurance premiums or gross-up payments.

Section 5. Administration and Procedures.

(a)
Committee Administration and Authority to Delegate. The Committee shall administer this Policy and have full authority and discretion to accomplish this Policy’s purpose, including the authority to interpret and administer this Policy and to make any other determination and take any other action that the Committee deems necessary or appropriate to carry this Policy into effect. Any determinations made by the Committee in administering this Policy shall be final and binding on all affected individuals. The Committee may delegate to officers of the Company the authority to enforce any recovery required under this Policy. Members of the Board, including members of the Committee, and officers of the Company to whom authority is delegated pursuant to this Section 5(a), shall not be personally liable for any actions, interpretations or determinations made in connection herewith, and shall be indemnified by the Company to the fullest extent permitted by applicable law in connection therewith.

(b)
Costs of Recovery. In furtherance of the authority to administer this Policy under Section 5(a), and without limiting the generality of that authority, the Committee may require a Covered Executive to reimburse the Company’s expenses in recovering Erroneously-Awarded Compensation if, in the Committee’s determination, such Covered Executive did not reasonably cooperate with the Company to effect such recovery in a reasonably prompt manner.

(c)
Amendments. Subject to applicable law, including Section 10D of the Exchange Act and Nasdaq Rule 5608, (i) the Committee may amend this Policy, including by terminating it, at any time and from time to time and (ii) this Policy shall automatically cease to be effective from and after the date that the Company no longer has a class of securities publicly listed on a United States national securities exchange.

(d)
Notice; Procedures. If any Erroneously-Awarded Compensation is recoverable pursuant to this Policy, the Company shall provide written notice to the applicable Covered Executive specifying the amount of, and reason for, the recovery. The Committee shall determine, in its discretion, an appropriate manner in which any Erroneously-Awarded Compensation shall be recovered from a Covered Executive in accordance with applicable law, including by seeking repayment or by offsetting any payments of base salary or other compensation due under any compensation plan, program or arrangement maintained by the Company or any of its affiliates; provided, that any offsets against amounts under non-qualified deferred compensation plans (as defined in Section 409A of the Code) shall be made in compliance with Section 409A of the Code.

(e)
Calculation of Erroneously-Awarded Compensation. When any portion of a Covered Executive’s Incentive-Based Compensation that is being calculated for purposes of determining the amount of Erroneously-Awarded Compensation of such Covered Executive in connection with a Triggering Restatement is based on stock price or total shareholder return and therefore is not subject to mathematical recalculation directly from the information in such Triggering Restatement, then (i) the Committee shall determine the amount of such Erroneously-Awarded Compensation on the basis of a reasonable estimate of the effect of such Triggering Restatement on the stock price or total shareholder return upon which such Incentive-Based Compensation was received and (ii) the Company shall maintain documentation of such determination and provide the same to Nasdaq.

(f)
Timing of Receipt. Incentive-Based Compensation shall be deemed received by a Covered Executive (including for purposes of Section 6) during the Company’s fiscal period during which the Financial Measure specified in the applicable Incentive-Based Compensation award (or portion thereof) is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of such period.

(g)
Implied Amendment of Award Agreements. Any applicable award agreement or other document setting forth the terms and conditions of any Covered Compensation shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy shall govern.

(h)
No Preclusion of Other Remedies. Any recovery under this Policy shall be in addition to any other remedies that may be available to the Company under any Company policy, applicable law or stock exchange rule.

(i)
Enforcement Against Heirs etc. This Policy is binding and enforceable against all Covered Executives and each of their respective beneficiaries, heirs, executors, administrators and other legal representatives.

Section 6. Transitional Provision. Notwithstanding anything to the contrary in this Policy or any predecessor hereof, Section 1 shall only apply with respect to Incentive-Based Compensation received by a Covered Executive on or after October 1, 2023. The predecessor policy hereto shall apply to the extent consistent with its terms to compensation received prior to such date.

Section 7. Definitions. For purposes of this Policy:

(a)
“Covered Compensation” means, with respect to a Covered Executive in the event of a Triggering Restatement, Incentive-Based Compensation that is received by such Covered Executive at a time that fulfills each of the following three conditions: (i) such receipt occurs after beginning service as a Covered Executive (provided, that such Covered Executive served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation), (ii) such receipt occurs while the Company has a class of securities listed on a national securities exchange or a national securities association and (iii) such receipt occurs during the three completed fiscal years of the Company (and any transition period resulting from a change in the Company’s fiscal year within or immediately following such three completed fiscal years, with any transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprising a period of nine to 12 months being deemed a completed fiscal year) immediately preceding the Restatement Date, irrespective of if or when any restated financial statements are filed.

(b)
“Covered Executive” means any current or former officer of the Company within the meaning of Section 16 under the Exchange Act, as determined by the Board from time to time.

(c)
“Erroneously-Awarded Compensation” means, with respect to a Covered Executive, in the event of a Triggering Restatement, the amount (computed without regard to any taxes paid) of Covered Compensation received by such Covered Executive that exceeds the amount of Covered Compensation that would have been received by such Covered Executive had such Covered Compensation been determined based on the restated amounts set forth in such Triggering Restatement.

(d)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e)
“Exempt Compensation” means compensation that is granted, vested or earned based solely on the occurrence or non-occurrence of non-financial events and includes, without limitation, base salary, time-vesting awards, compensation awarded on the basis of the achievement of metrics that are not Financial Measures and compensation awarded solely at the discretion of the Committee or the Board, in each case, solely to the extent that any such amount is in no way contingent on the achievement of any Financial Measure.

(f)
“Financial Measure” means (i) a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (ii) a measure that is derived wholly or in part from any such measure or (iii) a stock price or total shareholder return measure, and in each of cases (i) through (iii) need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

(g)
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Measure and excludes, for clarity, any Exempt Compensation.

(h)
“Restatement Date” means the earlier of (i) the date that the Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required concludes, or reasonably should have concluded, that the Company is required to prepare a Triggering Restatement and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Triggering Restatement.

(i)
“Triggering Restatement” means an accounting restatement by the Company required due to the material non-compliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously-issued financial statements that is material to such statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.